Exhibit 10.30

IHOP CORP. SERVICING GUARANTEE

This GUARANTEE AGREEMENT, dated as of November 29, 2007 (the “Agreement”), is executed and delivered by IHOP Corp., a Delaware corporation (the “Guarantor”) for the benefit of Applebee’s Enterprises LLC, Applebee’s IP LLC, and the  Restaurant Holders (collectively, the “Co-Issuers”).

RECITALS

WHEREAS, in connection with the Securitization Transaction, the Co-Issuers have entered into the Base Indenture, dated as of November 29, 2007, with Wells Fargo Bank, National Association, as Indenture Trustee (as supplemented, amended and modified from time to time, the “Applebee’s Indenture”), pursuant to which the Co-Issuers shall issue one or more Series of Notes on the terms described therein;

WHEREAS, in connection with the Securitization Transaction, Applebee’s Services, Inc. will act as the servicer (together with its permitted successors and assigns in such capacity, the “Servicer”), pursuant to the Servicing Agreement, dated as of November 29, 2007 (the “Servicing Agreement”), entered into by and among the Servicer, Applebee’s International Inc. (“Applebee’s International”), the Co-Issuers, the Franchise Holder and the Indenture Trustee;

WHEREAS, Applebee’s International, in its capacity as the guarantor under the Servicing Agreement, will guarantee the obligations of the Servicer under the Servicing Agreement and the other Transaction Documents to which the Servicer is a party, including the Servicer’s indemnification obligations under the Servicing Agreement; and

WHEREAS, pursuant to this Agreement, the Guarantor will guarantee Applebee’s International’s obligations under the Transaction Documents to which it is a party, including the Servicing Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Certain Definitions.  Capitalized terms used herein but not otherwise defined are defined in the Servicing Agreement or if not defined therein, in Appendix A to the Applebee’s Indenture.

ARTICLE II

GUARANTEE

Section 2.1             Guarantee.  The Guarantor hereby unconditionally and irrevocably guarantees the performance of all the obligations of Applebee’s International set forth in the Transaction Documents to which Applebee’s International is a party (the “Guarantee”) for the benefit of the Co-Issuers.  This Guarantee shall be a continuing and irrevocable guarantee of payment of all amounts due and performance of all obligations of Applebee’s International under the Transaction Documents to which Applebee’s International is a party, and the Guarantor shall remain liable on its obligations hereunder until the payment in full of all amounts due hereunder; provided that the Guarantee shall not apply to any obligations of Applebee’s International arising after a Successor Servicer is appointed under the Servicing Agreement that is not an Affiliate of the Servicer; provided that such obligations are not related to obligations of the Servicer or an Affiliate thereof.  The Guarantor hereby represents that it has all requisite corporate power and authority to undertake its obligations set forth in this Section 2.1 and to guarantee the full and prompt payment of any amounts due hereunder.

Section 2.2             Liability of Guarantor Absolute. The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety.  In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:  (a)  the obligations of the Guarantor hereunder are independent of the obligations of Applebee’s International under the Servicing Agreement or under the other Transaction Documents; and (b) the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including without limitation, the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising at law, in equity or otherwise) with respect to any failure of Applebee’s International under the Servicing Agreement or under any of the other Transaction Documents; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from any of the terms or provisions (including, without limitation, provisions relating to events of default) of this Agreement, any of the other Transaction Documents or any of the Serviced Documents, the Franchise Documents or the Franchise Arrangements; (iii) Applebee’s International’s consent to the addition, change, reorganization or termination of any of the Securitization Entities or to any amendment to the documents governing the formation or organization and operation of the Securitization Entities; or (iv) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of Applebee’s International’s obligations under the Transaction Documents to which Applebee’s International is a party.

Section 2.3             Waivers by the Guarantor.  The Guarantor agrees not to assert, and hereby waives, all rights (whether by counterclaim, set-off or otherwise) and defenses (including,

without limitation, the defense of fraud), whether acquired by subrogation, assignment or otherwise, to the extent that such rights and defenses may be used by the Guarantor to avoid performance hereunder, including but not limited to:  (a)  any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Applebee’s International including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Transaction Documents or by cessation of liability of Applebee’s International for any cause other than the full performance of all obligations of Applebee’s International set forth in the Transaction Documents and payment in full of all amounts due thereunder; (b) any defense based on Applebee’s International’s errors or omissions in the performance of its obligations or payment of amounts due under the Transaction Documents;  (c) any defenses or benefits that may be derived from or afforded by law that would limit the liability of or exonerate the Guarantor, (d) any legal or equitable discharge of the Guarantor’s obligations hereunder; (e) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof;  (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guarantee, notices of default under the Transaction Documents, the Serviced Documents or the Franchise Arrangements; and (g) any rights to set-offs, recoupments and counterclaims.

Section 2.4             Representations and Warranties of the Guarantor.  The Guarantor represents and warrants as of the date hereof as follows:

(a)           Organization and Good Standing.  The Guarantor (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations hereunder make such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor.

(b)           Power and Authority; No Conflicts.  The execution and delivery by the Guarantor of this Agreement and any other Transaction Document to which it is a party and its performance of, and compliance with, the terms hereof and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor are within the power of the Guarantor and have been duly authorized by all necessary corporate action on the part of the Guarantor.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by the Guarantor, nor compliance with the provisions hereof, shall conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Guarantor or its properties, or the charter or bylaws or other organizational documents and agreements of the Guarantor, or any of the provisions of any material indenture, mortgage, lease, contract or other instrument to which the Guarantor is a party or by which it or its property is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument.

(c)           Consents.  The Guarantor is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Guarantor of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor, or the validity or enforceability of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor against the Guarantor.

(d)           Due Execution and Delivery.  This Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding instrument enforceable against the Guarantor in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e)           Due Qualification.  The Guarantor has obtained or made all material licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Agreement and any other Transaction Document to which it is a party or in connection with which it acts as Guarantor by the Guarantor, and the consummation by the Guarantor of all the transactions herein contemplated to be consummated by the Guarantor and the performance of its obligations hereunder and under any other Transaction Document to which it is a party or in connection with which it acts as Guarantor.

Section 2.5             Certain Covenants of the Guarantor.

(a)           If the IHOP Corp. Consolidated Leverage Ratio is greater than or equal to 6.75x at a time when any Subordinated Notes are Outstanding, the board of directors of IHOP Corp. will not (i) declare any dividend on the common stock of IHOP Corp. in excess of the most recently declared dividend on the common stock of IHOP Corp. prior to the Closing Date, (ii) declare any dividend on the preferred stock of IHOP Corp. in excess of the amount specified in the related certificates of designation for such preferred stock (without giving effect to any subsequent amendment or other modification to such certificates of designation); or (iii) make any repurchase of the common stock or preferred stock of IHOP Corp. (unless the repurchase is pursuant to a binding commitment entered into on a date on which the IHOP Corp. Consolidated Leverage Ratio is less than 6.75x after giving effect on a pro forma basis to any indebtedness to be incurred in connection with such repurchase).  Notwithstanding the foregoing, nothing herein shall prohibit IHOP Corp. from repurchasing its preferred stock at any time, so long as (1) the purchase price needed for any such repurchased preferred stock is paid solely with the proceeds of the issuance of common stock or other non-redeemable equity securities and (2) no Default or an Event of Default shall have occurred and be continuing at the time of such repurchase.  For so long as any Series 2007-1 Notes are Outstanding, IHOP Corp. will maintain an IHOP Corp. Consolidated Leverage Ratio of no greater than (i) 8.0x for the period from and including the Closing Date to but excluding the first anniversary of the Closing Date, (ii) 7.75x for the period from and including the first anniversary of the Closing Date to but excluding the second anniversary of the Closing Date and (iii) 7.25x thereafter.  The Guarantor shall provide the Series 2007-1 Class A Insurer, so long as the IHOP Residual Certificate continues to be pledged as Indenture Collateral, (i) a copy of the monthly servicing report prepared in connection with the IHOP Securitization within five (5) Business Days of the Guarantor’s receipt thereof and (ii) notice of the occurrence of any “Mandatory Redemption Event”, “Event of Default” or “Trigger Reserve Event” (as such terms are defined in the IHOP Indenture) or any other event that would cause distributions on the IHOP Residual Certificate to cease, either temporarily or permanently.  The Guarantor, as sole indirect member of each of IHOP Franchising, LLC and IHOP IP, LLC, shall not permit any additional notes to be issued pursuant to the IHOP Indenture after the Closing Date unless (i) the pro forma Three-Month Adjusted DSCR after giving effect to the issuance of such additional notes (calculated without giving effect to any equity contributions otherwise included in the calculation of Net Cash Flow) would be at least equal to the Three-Month Adjusted DSCR as of the Closing Date, (ii) the conditions set forth under the IHOP Indenture are satisfied and (iii) the prior written consent of the Series 2007-1 Class A Insurer is obtained.  The Guarantor shall not permit any IHOP Property Leases not satisfying the IHOP Type 1 Conditions as of the Closing Date to be modified such that the IHOP Type 1 Conditions are subsequently satisfied after the Closing Date without the prior written consent of Financial Guaranty Insurance Company, as the aggregate controlling party under the IHOP Securitization.

“IHOP Property Lease” is a lease between an Affiliate of International House of Pancakes, Inc. and a third party, the landlord, whereby such Affiliate of International House of Pancakes, Inc. pays rent to the landlord.  IHOP restaurants on these leases are either subleased to a franchisee or, in a few instances, operated by International House of Pancakes, Inc.

“IHOP Type 1 Conditions” means the following conditions with respect to leases of real properties where IHOP restaurants are located:  (i) the leases are not subject to any guarantee by IHOP Corp. or an Affiliate and (ii) the leases are assignable to a corporate affiliate of the lessee without the lessor’s consent.

(f)            The Guarantor shall cause to be delivered to the Aggregate Controlling Party the quarterly and annual reports to be prepared by FTI Consulting, Inc. as the back-up servicer in connection with the IHOP Securitization.

(g)           Simultaneously with the transfer of all or substantially all of the respective assets of IHOP Franchising, LLC and IHOP IP, LLC (which are subject to the Lien of the IHOP Indenture) to one or more Affiliates in order to effect a refinancing by such Affiliates of indebtedness issued by IHOP Franchising, LLC and IHOP IP, LLC pursuant to the IHOP Indenture, the Guarantor shall cause a Replacement Residual Certificate (or Replacement Residual Certificates, as may be applicable if the assets of IHOP Financing, LLC and IHOP IP, LLC have been transferred to more than one Affiliate in connection with such a refinancing) to be contributed to the capital of the Master Issuer, which Replacement Residual Certificate(s) shall become subject to the Lien of the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1             Amendment .. This Agreement may only be amended from time to time in writing, upon the written consent of each Series Controlling Party, the Servicer, the Indenture Trustee, IHOP Corp. and the Co-Issuers.

Section 3.2             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 3.3             Severability of Provisions.  If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights set forth herein.  To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

Section 3.4             Binding Effect; Assignment; Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Guarantor.  Any assignment of this Agreement without the written consent of the Series Controlling Party shall be null and void.  Each Insurer shall be an express third party beneficiary of this Agreement, entitled to enforce the provisions hereof as if a party hereto.

Section 3.5             Article and Section Headings.  The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 3.6             Counterparts.  This Agreement may be executed in several counterparts (including by facsimile or other electronic means of communication), and all of which shall constitute but one and the same instrument.

Section 3.7             Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire contract between the parties related to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Transaction Documents.

Section 3.8             Jurisdiction; Consent to Service of Process.  (a)  IHOP Corp. hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, or for recognition or enforcement of any judgment related thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           IHOP Corp. hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any New York State or Federal court.  IHOP Corp. hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 3.9             Waiver of Jury Trial.  IHOP CORP. HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  IHOP CORP. (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE CO-ISSUERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, IHOP Corp. has caused this Guarantee Agreement to be duly executed by its officer thereunto duly authorized as of the day and year first above written.

IHOP CORP.

By:	/s/ Julia Stewart
	Name:	Julia Stewart
	Title:	Chairman and Chief Executive Officer